EXHIBIT 10.2
FIRST AMENDMENT TO SECOND AMENDED
AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT ("Amendment"), dated effective as of May 5, 2009, is made and entered into by and among WALCO INTERNATIONAL, INC., a Delaware corporation (the "US Borrower"), KANE VETERINARY SUPPLIES LTD. (the "Canadian Borrower"), an Alberta corporation, THE UNDERSIGNED GUARANTORS WHICH ARE PARTIES TO THE CREDIT AGREEMENT (as hereinafter defined), as amended by this Amendment (each a "Guarantor" and collectively, the "Guarantors"), THE UNDERSIGNED GRANTOR WHICH IS A PARTY TO THE CREDIT AGREEMENT (the "Grantor"), THE UNDERSIGNED FINANCIAL INSTITUTIONS WHICH ARE PARTIES TO THE CREDIT AGREEMENT (each, together with its successors and assigns, a "Lender" and collectively, the "Lenders"), JPMORGAN CHASE BANK, N.A., a national banking association, as the administrative agent for the US Lenders (in such capacity, the "US Administrative Agent"), JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as the administrative agent for the Canadian Lenders (in such capacity, the "Canadian Administrative Agent"), and U.S. BANK NATIONAL ASSOCIATION, as Documentation Agent for the Lenders.  The US Borrower and the Canadian Borrower shall sometimes hereinafter be collectively referred to as the "Borrowers"), and the US Administrative Agent and the Canadian Administrative Agent shall sometimes hereinafter be collectively referred to as the "Administrative Agents".

RECITALS:

WHEREAS, the US Borrower, KVSL Acquisition, Ltd. (predecessor in interest to the Canadian Borrower), the Guarantors, the Grantor, the Administrative Agents and the Lenders are parties to a Second Amended and Restated Credit Agreement dated as of October 15, 2007 (the "Credit Agreement"); and

WHEREAS, the Borrowers, the Guarantors, the Grantor, the Administrative Agents and the Lenders have agreed, on the terms and conditions herein set forth, that the Credit Agreement be amended in certain respects.

AGREEMENTS:

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties herein set forth, and for other good and valuable consideration, the receipt and sufficiency which are hereby acknowledged and confessed, the Borrowers, the Guarantors, the Grantor, the Administrative Agents and the Lenders do hereby agree as follows:

Section 1.                          General Definitions.  Capitalized terms used herein which are defined in the Credit Agreement shall have the same meanings when used herein.

Section 2.                          Modification of Interest Rate Provisions.

(a)           Modification of Applicable Rate Definition.  The term “Applicable Margin” contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to hereafter be and read as follows:

Applicable Margin shall mean, a rate per annum of 3.50% for LIBOR Borrowings and CDOR Rate Borrowings and a rate per annum of 1.00% for CB Floating Rate Borrowings, Canadian Prime Rate Borrowings and US Base Rate (Canada) Borrowings; provided, however, that as of the end of each fiscal quarter of the US Borrower (commencing with the period ending June 30, 2009), the Applicable Margin shall be adjusted upward or downward, as applicable, to the respective amounts shown in the schedule below based on the Leverage Ratio for the Credit Parties and their Subsidiaries, on a Consolidated basis, tested as of the end of the applicable fiscal quarter of the Credit Parties.  For purposes hereof, any such adjustment in the respective amounts of the Applicable Margin, whether upward or downward, shall be effective ten (10) Business Days after the applicable Annual Audited Financial Statements of the Credit Parties or the Monthly Unaudited Financial Statements of the Credit Parties for the applicable fiscal quarter, as the case may be, have been delivered to and received by the Administrative Agent in accordance with the terms of Sections 6.3(a) and 6.3(b) hereof; provided, however, if any such financial statements are not delivered in a timely manner as required under the terms of Sections 6.3(a) and 6.3(b) hereof, the Applicable Margin from the date such financial statements were due until ten (10) Business Days after the Administrative Agent and Lenders receive the same will be the highest level set forth below for the Applicable Margin.

Leverage Ratio	Per Annum Percentage for LIBOR Borrowings & CDOR Rate Borrowings	Per Annum Percentage for CB Floating Rate Borrowings, Canadian Prime Rate Borrowings & US Base Rate (Canada) Borrowings
Greater than or equal to 4.50x	3.75%	1.25%
Less than 4.50x, but greater than or equal to 3.75x	3.50%	1.00%
Less than 3.75x, but greater than or equal to 3.25x	3.25%	0.75%
Less than 3.25x	3.00%	0.50%

Notwithstanding the foregoing or any other provision to the contrary contained in this Agreement or in any other Loan Document, the Applicable Margin for that portion of the US Revolving Loans deemed funded on a “first drawn” basis under the Additional US Availability Credit (i.e., the amount of US Revolving Loans then outstanding up to the then applicable amount of the Additional US Availability Credit) will be equal to the sum of (i) the amount of the Applicable Margin as determined above plus (ii) an additional 0.75%.

(b)           Addition of New Interest Rate Related Definitions.  New definitions for “Adjusted CB Floating Rate,” “Adjusted One Month LIBOR Rate” and “CB Floating Rate” are  hereby added to Section 1.01 of the Credit Agreement to hereafter read as follows:

Adjusted CB Floating Rate shall mean, for any day, a rate per annum equal to the sum of (a) the CB Floating Rate for such day and (b) the Applicable Margin.

Adjusted One Month LIBOR Rate means, for any day, an interest rate per annum equal to the sum of (a) 2.50% per annum plus (b) (i) the interest rate per annum determined by Lender by reference to the Reuters Screen LIBOR01 Page (or on any successor or substitute page) to the rate at approximately 11:00 a.m. London time on such day (or if such day is not a Business Day, on the immediately preceding Business Day), for US Dollar deposits with a maturity equal to one (1) month, multiplied by (ii) Statutory Reserves.

CB Floating Rate means the Prime Rate; provided that the CB Floating Rate shall, on any day, never be less than the Adjusted One Month LIBOR Rate on such day (or if such day is not a Business Day, on the immediately preceding Business Day).   Any change in the CB Floating Rate due to a change in the Prime Rate or the Adjusted One Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.

(c)           Deletion of “Alternate Base Rate” Definition in Credit Agreement and Replacement of “Alternate Base Rate” and “Alternate Base Rate Borrowing” Definition Usage in Credit Agreement with “Adjusted CB Floating Rate” and “CB Floating Rate Borrowing” Definitions.   The definition for “Alternate Base Rate” in Section 1.01 of the Credit Agreement is hereby deleted from the Credit Agreement in its entirety.   Each and every reference to the term “Alternate Base Rate” in any other provision of the Credit Agreement is hereby deemed replaced by a reference to the “Adjusted CB Floating Rate,” and each and every reference to the term “Alternate Base Rate Borrowing” in any provision of the Credit Agreement is hereby deemed replaced by a reference to the “CB Floating Rate Borrowing.”

Section 3.                          Modification of US Borrowing Base Definition.  The “US Borrowing Base” definition contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to hereafter be and read as follows:

US Borrowing Base shall mean, as of any date, the amount of the then most recent computation of the US Borrowing Base, determined by calculating the amount equal to the following:

(a)	85% of Eligible Accounts of the US Borrower and the Domestic Subsidiaries; plus

(b)
the lesser of (i) 65% of Eligible Inventory of the US Borrower and the Domestic Subsidiaries (valued, in each case, at the lower of cost or fair market value on a first-in, first-out basis), and (ii) 85% of the Net Recovery Rate of Eligible Inventory of the US Borrower and the Domestic Subsidiaries; provided, however, that during the period commencing on April 1 and ending on September 30 of each calendar year, the 65% advance rate for Eligible Inventory of the US Borrower and the Domestic Subsidiaries contained in clause (i) above shall, at the election of the Administrative Agent, but only with the approval of all but one of the US Lenders (or if only two (2) US Lenders are then parties to this Agreement, only with the approval of both of such US Lenders), be increased to up to 75% and the 85% advance rate for the Net Recovery Rate of Eligible Inventory of the US Borrower and the Domestic Subsidiaries contained in clause (ii) above shall, at the election of the Administrative Agent, but only with the approval of all but one of the US Lenders (or if only two (2) US Lenders are then parties to this Agreement, only with the approval of both of such US Lenders), be increased to up to 100%; provided further, however, that notwithstanding the foregoing, the Eligible Inventory component shall be determined solely by use of the foregoing Eligible Inventory advance rate without consideration or use of the foregoing Net Recovery Rate of Eligible Inventory advance rate at all times during the period from and after May 5, 2009 until the earlier of (A) receipt by the Administrative Agent of updated and then current FIRREA-compliant appraisals of all of the Eligible Real Estate by one or more appraisal firms satisfactory to the Administrative Agent or (B) receipt by the Administrative Agent of the Borrowing Base Compliance Certificate for the US Borrowing Base and the Borrowing Base Compliance Certificate for the Canadian Borrowing Base to be delivered pursuant to the terms of Section 6.3(h) of this Agreement for the calendar month ending June 30, 2009; plus

(c)
the lesser of (i) $10,000,000 or (ii) the sum of (A) the lesser of (1) $1,043,000 or (2) up to 75% of the Net Recovery Rate of the Eligible Equipment of the US Borrower and the Domestic Subsidiaries, and (B) up to 75% of the fair market value of the Eligible Real Estate of the US Borrower and the Domestic Subsidiaries; provided, however, that the 75% advance rate for the Net Recovery Rate of Eligible Equipment of the US Borrower and the Domestic Subsidiaries and the 75% advance rate for Eligible Real Estate of the US Borrower and the Domestic Subsidiaries contained in clause (ii) above shall be subject to the Equipment and Real Estate Annual Adjustments; provided further, however, that notwithstanding the foregoing, no Eligible Real Estate component shall be included within the US Borrowing Base on or after May 5, 2009 unless and until the Administrative Agent shall have received updated and then current FIRREA-compliant appraisals of all of the Eligible Real Estate by one or more appraisal firms satisfactory to the Administrative Agent; less

(d)	all Reserves against the US Borrowing Base established by the Administrative Agent from time to time in its Permitted Discretion.

Notwithstanding anything to the contrary set forth in the immediately preceding sentence, the Administrative Agent reserves the right to adjust downward, to a level acceptable to the Administrative Agent in its Permitted Discretion, the advance rates set forth above for Eligible Accounts of the US Borrower and the Domestic Subsidiaries if the average dilution percentage for all Accounts of the US Borrower and the Domestic Subsidiaries ever exceeds five percent (5%).  For purposes hereof, “average dilution percentage” shall mean for each dollar of gross sales by the US Borrower and the Domestic Subsidiaries, the average percentage of such dollar of gross sales that is not collected by the US Borrower and the Domestic Subsidiaries for any reason, including without limitation, any credits, rebates, refunds, returns, discounts or any other reason.  The US Borrowing Base may be computed by the Administrative Agent on as frequent as a daily basis (based on all information reasonably available to the Administrative Agent, including without limitation, the periodic reports and listings delivered to the Administrative Agent in accordance with Sections 6.3(e), (f) and (g) hereof).

Section 4.                          Modification of Change of Control Definition.  Subparagraph (a) of the “Change of Control” definition contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to hereafter be and read as follows:

(a)           at any time any Person and/or its respective Affiliates (other than Charlesbank and its Affiliates) shall either (i) beneficially own in the aggregate, directly or indirectly, 35% or more of the aggregate voting power of all issued and outstanding classes of Equity Interests in the Parent having the right to elect Board of Directors of the Parent, or (ii) have the right to cause enough of their nominees in the aggregate to be elected or appointed, and remain serving at all times as, Board of Directors of the Parent so as to constitute a majority of such Board of Directors.

Section 5.                          Modification of Eligible Accounts Definition.  Subparagraph (b) of the “Eligible Accounts” definition contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to hereafter be and read as follows:

        (b)     the Account has payment terms of 30 days or less, or if the Account has payment terms of 31 to 120 days, such Accounts having payment terms of 31 to 120 days shall not constitute more than fifteen percent (15%) of the total Eligible Accounts or $12,000,000 in the aggregate, whichever is less.

Section 6.                          Modification of Issuing Bank Definition.  The term “Issuing Bank” contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to hereafter be and read as follows:

Issuing Bank shall mean (a) with respect to Letters of Credit issued for the account of the US Borrower, either JPMorgan or U.S. Bank National Association, in its respective capacity as an issuer of US Letters of Credit hereunder, (b) with respect to Letters of Credit issued for the account of the Canadian Borrower, either JPMorgan Canada or U.S. Bank National Association, Canadian Branch, in its respective capacity as an issuer of Canadian Letters of Credit hereunder, and (c) any other lender, if any, designated in writing by the applicable Borrower and the Administrative Agent as an Issuing Bank hereunder.  An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

Section 7.                           Extension of Revolving Credit Termination Date.  The term “Revolving Credit Termination Date” contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to hereafter be and read as follows:

Revolving Credit Termination Date shall mean the earlier of (a) March 31, 2011, provided that such March 31, 2011 date shall be automatically extended to the date that is sixty (60) days prior to the final extended maturity date of the Term Loan Debt (if the Term Loan Debt is renewed, extended, refinanced or replaced) or June 30, 2012, whichever is earlier, if and when the Administrative Agent is furnished with evidence by the US Borrower, in Proper Form, on or prior to March 31, 2011 that the final maturity date of the Term Loan Debt has been validly extended beyond the current May 31, 2011 final maturity date thereof at then current market pricing (as determined and approved by the Administrative Agent) and otherwise upon terms not less favorable than the terms that are currently applicable to the Term Loan Debt (with the Administrative Agent agreeing to promptly notify the Lenders of such extension and provide the Lenders with copies of the evidence received by the Administrative Agent confirming that the final maturity date of the Term Loan Debt has been so extended), (b) any date that the Commitments are terminated in full pursuant to Section 2.4 hereof, and (c) any date the Revolving Credit Termination Date is accelerated by the Administrative Agent pursuant to Section 8.1 hereof.

Section 8.                           Reduction in US Total Revolving Credit Commitment.  The term “US Total Revolving Credit Commitment” contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to hereafter be and read as follows:

US Total Revolving Credit Commitment shall mean, on any day, the aggregate of all of the US Lenders’ US Revolving Credit Commitments on such day; provided, however, that so long as any Canadian Obligations are outstanding hereunder, the aggregate amount of the US Total Revolving Credit Commitment will be reduced by the Dollar Equivalent of the Canadian Revolving Credit Exposure at any time (and the US Revolving Credit Commitment of each US Revolving Lender will reduce proportionately in accordance with its US Revolving Credit Commitment Percentage).  As of the Closing Date, the US Total Revolving Credit Commitment is $130,000,000, subject to reduction as provided in the preceding sentence based upon the applicable Dollar Equivalent of the Canadian Revolving Credit Exposure from time to time.

Section 9.                           Modification of Permitted Overadvances Provision.  Subparagraph (h) of Section 2.2 of the Credit Agreement is hereby amended and restated in its entirety to hereafter be and read as follows:

(h)           Notwithstanding anything to the contrary set forth in this Section 2.2 or in any other provision of this Agreement, the Administrative Agent may cause the Applicable Agent, on the Administrative Agent’s own initiative and in its sole discretion, but for the ratable benefit of the applicable Class of Lenders, to extend the applicable Class of Revolving Loans or issue the applicable Class of Letters of Credit in excess of the applicable Class of Availability (all Classes of the same being collectively "Permitted Overadvances") in an aggregate amount at any one time for all Classes of Availability not exceeding $5,000,000, upon and subject to the following terms:  (i) no Permitted Overadvances shall cause the aggregate amount of any Lender’s US Revolving Credit Exposure or Canadian Revolving Credit Exposure, as applicable, to exceed such Lender's US Revolving Credit Commitment or Canadian Revolving Credit Commitment, as applicable; (ii) no Permitted Overadvances shall be outstanding for more than thirty (30) consecutive days; (iii) either (A) the Administrative Agent in good faith believed that no Permitted Overadvance existed or would result at the time of such Permitted Overadvance or (B) the applicable Permitted Overadvance results from (1) a change in the standards of eligibility for any component of the applicable Borrowing Base and/or an increase in Reserves as determined by the Administrative Agent in accordance with the other terms of this Agreement, (2) a determination by Administrative Agent that certain components previously included in the applicable Borrowing Base should be excluded from eligibility under such Borrowing Base, or (3) the payment by the Applicable Agent of any amounts reasonably required to maintain, protect or realize upon the Collateral or to prevent a cessation of business by the applicable Borrower or any of its Subsidiaries; (iv) no more than two (2) Permitted Overadvances can be extended by any and all Agents during any 180 consecutive day period; and (v) upon the written direction of the Required Lenders, the Administrative Agent and the Applicable Agent shall immediately demand that the applicable Borrower(s) cause any Permitted Overadvances then outstanding to be immediately reduced to zero.

Section 10.                                     Modification of Unused Commitment Fee.  Section 2.3 of the Credit Agreement is hereby amended and restated in its entirety to hereafter be and read as follows:

2.3           Commitment Fees.                    In consideration of each Lender's US Revolving Credit Commitment, the US Borrower agrees to pay to the US Administrative Agent for the account of each US Lender a commitment fee (each a “Commitment Fee”) (computed on the basis of the actual number of days elapsed in a year composed of 360 days, subject to the terms of Section 10.6 hereof) in an amount equal to the product of (A) 0.50% times (B) such US Lender's average Unused US Revolving Credit Commitment for the applicable calculation period; provided, however, that such US Lender’s pro rata share of the Swingline Exposure shall be disregarded for purposes of calculating such US Lender's Unused Revolving Credit Commitment for Commitment Fee purposes, except in respect of the Swingline Lender, whose Unused Revolving Credit Commitment for Commitment Fee purposes shall be reduced by the Swingline Exposure. The Commitment Fee shall be due and payable in arrears (i) on the last Business Day of each September, December, March and June prior to the Revolving Credit Termination Date, commencing June 30, 2009, and (ii) on the Revolving Credit Termination Date, with each Commitment Fee to commence to accrue as of the date hereof and to be effective as to any reduction in the Total US Revolving Credit Commitment pursuant to Section 2.4(a) below as of the date of any such decrease, and each Commitment Fee shall cease to accrue (except with respect to interest at the Default Rate on any unpaid portion thereof) on the Revolving Credit Termination Date.  All past due Commitment Fees shall bear interest at the Default Rate and shall be payable upon demand by the Administrative Agent.

Section 11.             Modification of Borrowing Base Compliance Certificate Delivery Covenant.  Subparagraph (h) of Section 6.3 of the Credit Agreement is hereby amended and restated in its entirety to hereafter be and read as follows:

(h) as soon as available and in any event within twenty (20) days after the end of each calendar month, (1) a Borrowing Base Compliance Certificate for the US Borrowing Base, signed by a Responsible Officer of the US Borrower in the form attached hereto as Exhibit F, and (2) a Borrowing Base Compliance Certificate for the Canadian Borrowing Base, signed by a Responsible Officer of the Canadian Borrower in the form attached hereto as Exhibit F; provided, however, that when Aggregate Availability is less than $15,000,000 for ten (10) consecutive Business Days, such Borrowing Base Compliance Certificate for the US Borrowing Base and such Borrowing Base Compliance Certificate for the Canadian Borrowing Base shall both be furnished weekly within three (3) Business Days after the end of each week (but utilizing for such weekly reporting purposes the calculations of ineligible Accounts and ineligible Inventory as of the end of immediately preceding calendar month), and such weekly reporting shall remain in effect thereafter until Aggregate Availability is $15,000,000 or greater for thirty (30) consecutive days.

Section 12.                Addition of Permitted Treasury Stock Purchases.  The proviso paragraph at the end of Section 7.11 of the Credit Agreement is hereby amended and restated in its entirety to hereafter be and read as follows:

provided, however that notwithstanding the foregoing, any payments, dividends or distributions on and any redemptions, purchases, retirements or other acquisitions of Equity Interests otherwise prohibited under Sections 7.11(a), (b) or (e) shall be permitted to be made by the applicable Credit Party, so long as (1) immediately after giving effect to the applicable payment, dividend or distribution on or redemption, purchase, retirement or other acquisition of Equity Interests, no Default or Event of Default exists (including without limitation, the Credit Parties are in compliance with the Fixed Charge Coverage Ratio requirements of Section 7.12, tested on a pro forma basis assuming that payment, dividend, or distribution on or redemption, purchase, retirement or other acquisition of Equity Interests had occurred at the beginning of the twelve (12) most recent consecutive calendar months ending on or immediately prior to the date of such payment, dividend, distribution, redemption, purchase, retirement or acquisition of Equity Interests), (2) average Aggregate Availability at all times for the ninety (90)-day period prior to such payment, dividend or distribution on or redemption, purchase, retirement or other acquisition of Equity Interests, as well as Aggregate Availability immediately after giving effect to the applicable payment, dividend, distribution, redemption, purchase, retirement or acquisition of Equity Interests, is equal to or greater than the sum of (A) $20,000,000 and (B) the amount that would be payable as a mandatory prepayment under the Term Loan Debt based upon Excess Cash Flow (as defined in the Term Loan Debt Agreement) for the then applicable fiscal year assuming such mandatory prepayment were calculated and payable under the Term Loan Debt Agreement as of the date of payment of such applicable payment, dividend, distribution, redemption, purchase, retirement or acquisition of Equity Interests, and (3) (i) the aggregate amount of all such payments, dividends or distributions on Equity Interests for the Borrowers actually made from the Closing Date through the Revolving Credit Termination Date (excluding “payments-in-kind” of accrued and unpaid interest) does not exceed $55,000,000, and (ii) the aggregate amount of all such redemptions, purchases, retirements or other acquisitions of Equity Interests of the Parent actually made from the Closing Date through the Revolving Credit Termination Date does not exceed $5,000,000.  Notwithstanding the foregoing, however, in no event shall any payment, dividend, distribution, redemption, purchase, retirement or acquisition of Equity Interests otherwise permitted under the terms of the preceding sentence be made to the extent the same is prohibited under the terms of the Term Loan Debt Documents.

Section 13.                 Replacement of Schedule 1.1(b).  Schedule 1.1(b) attached to the Credit Agreement is hereby deleted in its entirety, and such Schedule 1.1(b) is hereby replaced by the form of Schedule 1.1(b) attached hereto and hereby made a part hereof for all purposes.

Section 14.                Representations and Warranties.  The Borrowers, the Grantor and the Guarantors represent and warrant to the Administrative Agents and the Lenders that the representations and warranties contained in Article V of the Credit Agreement and in all of the other Loan Documents are true and correct in all material respects on and as of the effective date hereof as though made on and as of such effective date, except to the extent any such representation or warranty is stated to relate solely to an earlier date. The Borrowers, the Grantor and the Guarantors hereby certify that no event has occurred and is continuing which constitutes a Default or an Event of Default under the Credit Agreement.  Additionally, the Borrowers, the Grantor and the Guarantors hereby represent and warrant to the Administrative Agents and the Lenders that the resolutions or authorizations of the Board of Directors of the Borrowers, the Grantor and each of the Guarantors previously delivered to the Administrative Agents by the Borrowers, the Grantor and the Guarantors in connection with the execution and delivery of the Credit Agreement by the Borrowers, the Grantor and the Guarantors remain in full force and effect as of the effective date hereof and have not been modified, amended, superseded or revoked.

Section 15.                 Limitations.  The amendments set forth herein are limited precisely as written and shall not be deemed to (a) be a consent to, or waiver or modification of, any other term or condition of the Credit Agreement or any of the other Loan Documents, or (b) except as expressly set forth herein, prejudice any right or rights which the Lenders may now have or may have in the future under or in connection with the Credit Agreement, the Loan Documents or any of the other documents referred to therein.  Except as expressly modified hereby or by express written amendments thereof, the terms and provisions of the Credit Agreement, the Notes and any other Loan Documents or any other documents or instruments executed in connection with any of the foregoing are and shall remain in full force and effect.  In the event of a conflict between this Amendment and any of the foregoing documents, the terms of this Amendment shall be controlling.

Section 16.                 Payment of Expenses.  The Borrowers and the Guarantors agree, whether or not the transactions hereby contemplated shall be consummated, to jointly and severally reimburse and save the Administrative Agents and each of the Lenders harmless from and against liability for the payment of all reasonable substantiated out-of-pocket costs and expenses arising in connection with the preparation, execution, delivery, amendment, modification, waiver and enforcement of, or the preservation of any rights under this Amendment, including, without limitation, the reasonable substantiated fees and expenses of counsel for the Administrative Agents.  The provisions of this Section shall survive the termination of the Credit Agreement and the repayment of the Obligations.

Section 17.                 Descriptive Headings, etc.  The descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

Section 18.                 Entire Agreement.  This Amendment and the documents referred to herein represent the entire understanding of the parties hereto regarding the subject matter hereof and supersede all prior and contemporaneous oral and written agreements of the parties hereto with respect to the subject matter hereof, including, without limitation, any commitment letters regarding the transactions contemplated by this Amendment.

Section 19.                 Counterparts.  This Amendment may be executed in any number of counterparts and by different parties on separate counterparts and all of such counterparts shall together constitute one and the same instrument.  Complete sets of counterparts shall be lodged with the Borrowers and the Administrative Agents.

Section 20.                 References to Credit Agreement.  As used in the Credit Agreement (including all Exhibits thereto) and all other Loan Documents, on and subsequent to the effective date hereof, the term "Agreement" shall mean the Credit Agreement, as amended by this Amendment.

Section 21.                 Consent to Dissolution of Rogz, Inc. and Distribution of Rogz, Inc.’s Assets to Canadian Borrower.   The Borrowers have informed the Administrative Agents that (a) the provisions of Sections 6.18(i) through 6.18(l) of the Credit Agreement were not fully complied with by the Borrowers, (b) all of the assets of Rogz, Inc. have been distributed to the Canadian Borrower, which is the parent of Rogz, Inc., and (c) it is the intention of the Canadian Borrower to dissolve Rogz, Inc.  The Borrowers have requested that the Administrative Agents and the Lenders waive the above-described noncompliance with Sections 6.18(i) through 6.18(l) of the Credit Agreement and consent to the above-described dissolution and transfer of the assets of Rogz, Inc.  Accordingly, the Administrative Agents and the Lenders hereby waive the above-described noncompliance with Sections 6.18(i) through 6.18(l) of the Credit Agreement and consent to the above-described dissolution and transfer of the assets of Rogz, Inc.  In no event, however, shall the Administrative Agents and the Lenders be deemed to have waived any other provisions of the Credit Agreement or consented to the transfer of assets and/or the dissolution of any other Subsidiary of any Borrower not described above and otherwise prohibited under the terms of the Credit Agreement, and the Borrower and its Subsidiaries are hereby required to strictly comply with all applicable provisions of the Credit Agreement governing the transfer of any assets and/or the dissolution of any other Subsidiaries of any Borrower.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

NOTICE PURSUANT TO TEX. BUS. & COMM. CODE §26.02

THIS AMENDMENT AND ALL OTHER LOAN DOCUMENTS EXECUTED BY ANY OF THE PARTIES BEFORE OR SUBSTANTIALLY CONTEMPORANEOUSLY WITH THE EXECUTION HEREOF TOGETHER CONSTITUTE A WRITTEN CREDIT AGREEMENT AND REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

WALCO INTERNATIONAL, INC.,
a Delaware corporation, as US Borrower

By:          /s/ William F. Lacey
Name:     William F. Lacey
Title:   Sr. Vice President and Chief Financial Officer

KANE VETERINARY SUPPLIES LTD.,
an Alberta corporation, as Canadian Borrower

By:         /s/ Jeffrey R. Hyde
Name:    Jeffrey R. Hyde
Title:  Treasurer

JPMORGAN CHASE BANK, N.A.,
a national banking association, as a US Lender, as Administrative Agent, as US Administrative Agent, as US Collateral Agent, as an Issuing Bank and as Swingline Lender

By:        /s/ Kevin D. Padgett
Name:   Kevin D. Padgett
Title:     Vice President

JPMORGAN CHASE BANK, N.A.,
TORONTO BRANCH,
a national banking association, as a Canadian Lender, as Canadian Administrative Agent, as Canadian Collateral Agent, and as an Issuing Bank

By:         /s/ Dan Howat
Name:    Dan Howat
Title:      Senior Vice President

WELLS FARGO FOOTHILL, LLC,
a Delaware corporation, as a US Lender

By:           /s/ Dennis King
Name:      Dennis King
Title:        Vice President

WELLS FARGO FOOTHILL CANADA ULC,
an Alberta corporation, as a Canadian Lender

By:            /s/ Sanat Amladi
Name:       Sanat Amladi
Title:         Vice President

SUNTRUST BANK,
a Georgia banking corporation, as a US Lender

By:            /s/ William L. Otott, Jr.
Name:       William L. Otott, Jr.
Title:          Director

U.S. BANK NATIONAL ASSOCIATION,
a national banking association, as a US Lender, as Documentation Agent, and as an Issuing Bank

By:             /s/ Daryl Hagstrom
Name:        Daryl Hagstrom
Title:         Sr. Vice President

U.S. BANK NATIONAL ASSOCIATION, CANADA BRANCH, a national banking association, as a Canadian Lender and as an Issuing Bank

By:           /s/ Susan Atherton
Name:      Susan Atherton
Title:        Principal Officer

ANIMAL HEALTH INTERNATIONAL, INC.,
a Delaware corporation, as Grantor

By:        /s/ William F. Lacey
Name:   William F. Lacey
Title:     Sr. Vice President and Chief Financial Officer

AMERICAN LIVESTOCK AND PET SUPPLY, INC., a Delaware corporation, as a Guarantor

By:         /s/ Henry H. Moomaw III
Name:    Henry H. Moomaw III
Title:      Treasurer

HAWAII MEGA-COR., INC.,
a Hawaii corporation, as a Guarantor

By:          /s/ William F. Lacey
Name:     William F. Lacey
Title:       Treasurer

VETERINARIAN’S OUTLET, INCORPORATED, a California corporation, as a Guarantor

By:          /s/ William F. Lacey
Name:     William F. Lacey
Title:       President

WALCO TEXAS ANIMAL HEALTH, LLC,
a Texas limited liability company, as a Guarantor

By:          /s/ William F. Lacey
Name:     William F. Lacey
Title:       President

SCHEDULE 1.1(b)

LENDER COMMITMENTS

US REVOLVING CREDIT COMMITMENTS
JPMorgan Chase Bank, N.A.	$50,000,000.00
U.S. Bank National Association	$30,000,000.00
Wells Fargo Foothill, LLC	$30,000,000.00
SunTrust Bank	$20,000,000.00
US TOTAL REVOLVING CREDIT COMMITMENT	$130,000,000.00

CANADIAN REVOLVING CREDIT COMMITMENTS
JPMorgan Chase Bank, N.A., Toronto Branch	$8,076,923.08
U.S. Bank National Association, Canadian Branch	$3,461,538.46
Wells Fargo Foothill Canada ULC	$3,461,538.46
CANADIAN TOTAL REVOLVING CREDIT COMMITMENT	$15,000,000.00